Offering Presentation June 2008 Issuer Free Writing Prospectus To Prospectus dated June 16, 2008 Supplemental Prospectus dated June 18, 2008 Filed Pursuant to Rule 433 Registration Statement Nos. 333- 151384 and 333-151384-1

Today's Presenters Rick Green, President & CEO Telephone: 405.742.1802 E-mail: RickGreen@banksnb.com Kerby Crowell, Executive Vice-President & CFO Telephone: 405.742.1808 E-mail: KerbyCrowell@banksnb.com 1 www.oksb.com

Free Writing Prospectus Forward Looking Statements 2 www.oksb.com Southwest Bancorp, Inc. ("we" or "us") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus dated June 18, 2008, and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-729-6888. This presentation includes forward-looking statements such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; expectations regarding future financial performance of Southwest and its operating segments; assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs; liquidity, contractual obligations, off-balance sheet risk, and market or interest rate risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations, and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

Overview of the Offering 3 Security: Trust Preferred Security Offering Price: $25.00 Expected Offering Size: 1,200,000 Trust Preferred Securities Annual Distribution Rate: 10.00% area Proposed Exchange / Ticker: NASDAQ / OKSBP Common Stock Ticker: Market Capitalization: OKSB Approximately $205.0 Million Call Feature: Callable at par on or after September 15, 2013 (5 years) Maturity: September 15, 2038 (30 years) Use of Proceeds: Additional capital to support continued growth and other general corporate purposes Underwriters Lead Manager: Stifel, Nicolaus & Company, Incorporated Co-Managers: Howe Barnes Hoefer & Arnett, Inc. Morgan Keegan & Company, Inc. Sterne, Agee & Leach, Inc.

Corporate Profile 4 $2.7 billion financial holding company Established in 1894 IPO in 1993 Healthcare and commercial lending niche provider with proven business models Banking offices: Oklahoma, 9 Texas, 7 Kansas, 4 KANSAS OKLAHOMA TEXAS Kansas City Wichita Tulsa (2) Stillwater (3) Oklahoma City (3) Chickasha Frisco Dallas Austin San Antonio (2) Tilden Houston Hutchinson (2)

Summary 5 * Source: SNL Financial. Based on assets at December 31, 2007. Headquartered in Stillwater, Oklahoma - 4th largest bank headquartered in Oklahoma, with a significant presence in Texas and Kansas* Financial holding company for Stillwater National Bank and Trust Company, SNB Bank of Wichita, Bank of Kansas and its two consulting subsidiaries, Business Consulting Group, Inc. and Healthcare Strategic Support, Inc. Established in 1894 - IPO in 1993 A regional community bank with $2.7 billion in assets, $2.4 billion in total loans, $2.1 billion in deposits, and $224.2 million in common equity at March 31, 2008

6 Proven Track Record Southwest Bancorp, Inc./Stillwater National Bank Since 1894 Largest Commercial Bank in Oklahoma to survive the 80's without recapitalization or government assistance Established Healthcare Lending expertise in 1974 Established growth plan and LPO strategy in 1981 Successful Real Estate Lender for over 85 years Mature, experienced lenders, natives in their markets Experienced analysts and loan administrators with 25-40 years of economic and credit experience Stable, diverse markets - Oklahoma, Texas, Kansas Niche lending with consistent growth - high future economic demand

7 Leadership & People Ability to attract talent critical to OKSB's success Experienced Executive Management Team Executive Position Years In Banking Years with OKSB Rick Green President, CEO 38 38 Kerby Crowell EVP, CFO 38 38 Jerry Lanier EVP, CLO 31 9 Kimberly Sinclair EVP, CAO 32 32 Chuck Westerheide EVP, Treasurer 37 10

8 Successful Growth Strategy Results Assets San Antonio Acquisition & Houston LPO $3B 1894 1982 1993 Focused Oklahoma Growth Expansion in TX and KS $0 $1B $2.7B San Antonio Austin & Kansas City Dallas & Wichita IPO Oklahoma City LPO Tulsa LPO 2002 1985 3/31/08 2001 $2B Hutchinson Acquisition

9 Niche Model at Work * 2006 results reflect reclassification of loans to other Texas markets Frisco: A Closer Look Loans ($MM) * 2002 Location, people selected LPO opens Loans grew 2003 DeNovo, full commercial branch opens

Implemented in Texas Frisco (2002) Dallas-Preston Center (2003) Austin (2004) San Antonio (2005) Medical Hill-San Antonio (2006) Houston-LPO (2006) 10 Niche Model at Work (continued)

11 Niche Banking Model Generates Loans Primary lending targets: Healthcare Commercial Commercial Real Estate Select desirable markets Identify & recruit key, experienced senior lenders

Asset Growth 12 1st Qtr. Dollars in Billions 13.9% 5-yr CAGR* * CAGR calculated from 12/31/2002 - 3/31/2008.

1st Qtr. Portfolio Loan Growth 13 Dollars in Billions 17.7% 5-yr CAGR* * CAGR calculated from 12/31/2002 - 3/31/2008.

14 Loan Portfolio Composition $2.4B $1.3B Healthcare increased from 22% to 28%

Loan Diversification 15 $2.4 Billion Total Loans (3/31/08)

Loan Geography 16 Dollars in Millions 3/31/07 Total: $1.775 Billion Total: $2.354 Billion

17 Proven Ability to Resolve Credits Majority of loans secured All loans are generally guaranteed by borrowing entity owners (corporately and individually) Cashflows from entities are assigned Net loss occurs only after orderly liquidation/bankruptcy High % of debt collected

18 Credit Approval Process Activity Consumer Small Business (Lines ^ $500M) Commercial Loans (Lines > $500M) Underwriting Credit Scored in Central Underwriting Credit Scored in Central Underwriting Credit Analyst Loan Authority Central Underwriting or Sr. Credit Officer Central Underwriting $2MM or less (Concurrence of Division President and Lead Analyst for Market) OR $2MM or more Sr. Credit Officers Override Sr. Credit Officers, Division President and Select Sr. Lenders Sr. Credit Officers and Division Presidents N/A Loan Documentation Central Loan Documentation Central Loan Documentation Central Loan Documentation or Approved Attorney Firm Credit Administration (initial funding, pre and post review, exception tracking etc.) Two Central Units located in OKC and Tulsa Two Central Units located in OKC and Tulsa Two Central Units located in OKC and Tulsa

19 Differentiator = Experienced Underwriting All Senior Credit Officers have a minimum of twenty years experience in credit-related fields Credit team experience includes: National Bank Examining Bank Management Problem Loan Workout Credit Underwriting Risk Management Healthcare Specialist

1st Qtr. 20 Risk Trends ALLL to Portfolio Loans * * Annualized YTD Net Charge-offs

Deposit Diversification 21 $2.1 Billion Total Deposits (3/31/08)

Deposit Geography 22 Dollars in Millions 3/31/07 Total: $1.803 Billion 3/31/08 Total: $2.095 Billion 3/31/08

23 Common Equity Dollars in Millions 1st Qtr.

Note: Reflects 2:1 Stock Split 8/29/03 * CAGR calculated from 12/31/2002 - 3/31/2008. Book Value Per Share* 24 1st Qtr. 12.4% 5-yr CAGR*

25 Questions & Discussion

Offering Presentation June 2008